EXHIBIT 99.01


      STEPHEN AGRESS JOINS ALLIANCE DISTRIBUTORS AS CHIEF FINANCIAL OFFICER

For Immediate Release

New York - October 5, 2006 - Alliance  Distributors  Holding Inc.  (OTC Bulletin
Board: ADTR), a distributor of interactive video games and gaming products, announced that Stephen Agress has joined the company as Executive Vice President and Chief Financial Officer.

Stephen Agress was the Vice President - Finance and Chief Accounting Officer of Innodata Isogen, Inc. ("Innodata") from March 1998 to September 30, 2006, and served as its principal financial officer from May 2001 to December 2005. He served as Innodata's Corporate Controller from August 1995 until March 1998. Mr. Agress is a certified public accountant and was a senior audit manager in the TRADE Retail & Distribution Services Group at Deloitte & Touche LLP prior to his joining Innodata in 1995.

"I am excided by the opportunity to join Alliance," Agress said. "Alliance's share in the market is growing rapidly and I look forward to helping the company achieve its full potential."

Jay Gelman,  Chairman and CEO,  said, "We are excited that Stephen has agreed to
join  the  Alliance  team.  His  strong  financial   background  and  management
experience will be an important asset for our company now and into the future"

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.

Safe Harbor

Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors


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created  thereby.  Investors are cautioned that all  forward-looking  statements
involve  risks  and  uncertainty.   Actual  results,  events  and  circumstances
(including future performance,  results and trends) could differ materially from
those  set  forth  in  such  statements  due  to  various  factors,   risks  and
uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.